 Exhibit 99.1

ParkerVision Reports First Quarter 2026 Results

JACKSONVILLE, Fla., May 7, 2026 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three months ended March 31, 2026.

 2026 Summary and Recent Developments

•

The Court of Appeals for the Federal Circuit ("CAFC") granted the Company's motion for an expedited schedule in its appeal of ParkerVision v. Qualcomm (CAFC case no. 26-1033) and oral arguments are scheduled for

June 1, 2026.

	◦	The Company appealed the May 30, 2025 claim construction ruling made by the district court (Middle District of Florida) which led to a stipulation of noninfringement of the Company's receiver patent claims. The district court severed and stayed the remaining transmitter patent claims in the case pending the decision of the appellate court.

	◦	The briefings to the CAFC and the oral arguments on June 1, 2026 will address the merits of the appeal and a request for the case to be assigned to a new judge, as well as address whether the CAFC has proper jurisdiction based on a motion to dismiss the appeal filed by Qualcomm.

•	The Company's first patent infringement trial against MediaTek in the Western District of Texas was postponed by the district court, just days prior to the scheduled trial, pending resubmission of expert reports and related briefings by the parties.

◦	A revised scheduling order has been issued for MediaTek providing for submission of revised expert reports by the Company by May 8, 2026, submission of MediaTek's responsive expert reports in June 2026, and final deadlines for pretrial motions by the end of July 2026. A trial commencement date has not yet been established.

•	The Company's patent infringement trial against Realtek in the Western District of Texas, originally scheduled to commence in late April 2026, was postponed by the district court citing the same reasons as the MediaTek case.

◦	In April 2026, it was reported that Judge Albright, the district court judge assigned to each of ParkerVision's Texas cases, will be leaving the bench, and on April 24, 2026, Albright issued an order vacating all pending dates for a number of cases, including ParkerVision v. Realtek.

Jeffrey Parker, CEO of ParkerVision, commented, “We are very appreciative that the CAFC has continued to move expeditiously with respect to our Qualcomm appeal, and we are eager to argue the merits of our appeal to the panel on June 1st.  This case has now surpassed the twelve-year anniversary of our initial filing in district court, and I believe at this point, we have proven our determination to have this case heard by a jury and our willingness to persevere."

Mr. Parker continued, "We had hoped to be reporting on the jury results of two Texas cases by this time.  While we are disappointed in the shift in the timeline, we do believe the court, by giving us an opportunity to modify our expert reports, has given us guidance in ensuring those reports are less vulnerable to challenges by others.  We are eagerly awaiting insight into the judicial changes in the Western District of Texas and how that might impact our pending cases in Waco, Texas."

Financial Results

•

ParkerVision reported a net loss for the three months ended March 31, 2026 of $1.6 million, or $0.01 per common share, compared to a net loss of $3.8 million, or $0.03 per common share for the three months ended March 31, 2025.

◦

The decrease in net loss is primarily the result of a $2.1 million decrease in loss resulting from increases in the estimated fair value of the Company's contingent payment obligations. The changes in fair value, and resulting losses recognized, result from changes in estimated probabilities, amounts and timing of projected future repayments of the Company's contingent payment obligations.  The assumptions used in these estimates are highly subjective and may not be reflective of amounts repaid in the future which are contingent upon receipt of proceeds from patent enforcement, licensing and other patent-related items.

•	The Company used approximately $0.9 million in cash for operations for the first three months of 2026 and ended the quarter with $3.4 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings; the potential impact and significance of such proceedings; and expectations concerning court and PTAB rulings, trial dates, and pre-trial motions.  Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially.  Words such as “believe,” “optimistic,” “expect,” “will," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings; unfavorable court or PTAB decisions or rulings; the loss or unavailability of key expert witnesses; the availability of funding for continued operations and litigation; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made.  Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights (unaudited)

	(unaudited)
(in thousands)	March 31, 2026	December 31, 2025
Cash and cash equivalents	$3,423	$4,360
Prepaid expenses and other current assets	419	304
Intangible assets & other noncurrent assets	659	695
Total assets	4,501	5,359

Current liabilities	2,112	2,409
Contingent payment obligations	46,486	46,089
Convertible notes, net of current portion	1,408	1,908
Other long-term liabilities	19	57
Shareholders’ deficit	(45,524)	(45,104)
Total liabilities and shareholders’ deficit	$4,501	$5,359

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 31,
	2026	2025
Licensing revenue	$-	$-
Cost of sales	(36)	(54)
Gross margin	(36)	(54)

Selling, general and administrative expenses	958	1,243
Total operating expenses	958	1,243

Interest expense and other	(162)	(41)
Change in fair value of contingent payment obligations	(397)	(2,461)
Total other income (expense)	(559)	(2,502)

Net loss	$(1,553)	$(3,799)

Basic and diluted net loss per common share	$(0.01)	$(0.03)

Weighted average shares outstanding	144,778	115,831

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Three Months Ended
(in thousands)	March 31,
	2026	2025
Net cash used in operating activities	$(851)	$(1,827)
Net cash used in investing activities	-	(34)
Net cash (used in) provided by financing activities	(86)	223

Net decrease in cash and cash equivalents	(937)	(1,638)

Cash and cash equivalents - beginning of period	4,360	4,918

Cash and cash equivalents - end of period	$3,423	$3,280